EXHIBIT 4.11

C  L  I  F  F  O  R  D
C  H  A  N  C  E

EXECUTION COPY

€1,000,000,000

CREDIT FACILITY AGREEMENT

dated 05 November 2004

SAP AKTIENGESELLSCHAFT
SYSTEME, ANWENDUNGEN, PRODUKTE IN DER
DATENVERARBEITUNG
as Borrower

ABN AMRO BANK N.V.
BNP PARIBAS
DEUTSCHE BANK AG
J.P. MORGAN PLC
as Mandated Lead Arrangers

ABN AMRO BANK N.V. LONDON BRANCH
as Agent

and
others

SYNDICATED MULTICURRENCY REVOLVING CREDIT FACILITY AGREEMENT

THIS AGREEMENT is dated 05 November 2004 and made between:

(1)	SAP AKTIENGESELLSCHAFT SYSTEME, ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG (the “Borrower”);

(2)	ABN AMRO BANK N.V., BNP PARIBAS, DEUTSCHE BANK AG and J.P. MORGAN PLC (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(4)	ABN AMRO BANK N.V., LONDON BRANCH as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Approval” means the approval (Zustimmung) to a Utilisation granted by the supervisory board of the Borrower.

“Authorisation” means an authorisation, consent, approval (other than an Approval), resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the day falling one month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means Euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Break Costs” means the amount (if any) by which:

(a)	the interest (but excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Frankfurt and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) aggregated with the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period under the Finance Documents and the giving of notice under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EURIBOR” means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Mandated Lead Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, the Mandate Letter, any Fee Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to the issue of bonds, notes, debentures or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any currency or interest derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price of any currency or interest rate (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above,

provided that, for the purposes of Clause 21.4 (Cross Default) only, the items referred to in paragraphs (b), (d), (e) and (g) above shall be disregarded and accordingly for the purposes of Clause 21.4 (Cross Default) only, paragraph (h) above shall be construed as referring to the items referred to in paragraphs (a), (c) and (f) above only.

“GAAP” means generally accepted accounting principles in the Federal Republic of Germany in effect as of the date to which the respective financial statements relate and consistently applied except that in respect of any consolidated financial statements of the Group “GAAP” means U.S. GAAP or IFRS or any other accounting principles which the Borrower may legally be required to adhere to.

“Group” means the Borrower and its Subsidiaries from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Mandated Lead Arrangers to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan and in the case of Sterling) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3% or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 2/3% or more of all the Loans then outstanding.

“Mandate Letter” means the letter dated 16 September 2004 between the Mandated Lead Arrangers, the Borrower and others.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means 0.20 per cent. per annum.

“Material Adverse Effect” means an event or development that has or could reasonably be expected to have a material adverse effect on the financial condition of the Borrower or the Group taken as a whole and which could adversely affect:

(a)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(b)	the validity and/or enforceability of the Finance Documents.

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower whose unconsolidated turnover represents five per cent. or more of the consolidated turnover of the Group, however, excluding SAP Public Services Inc.

For this purpose:

(a)	the unconsolidated turnover of a Subsidiary of the Borrower will be determined from its unconsolidated annual financial statements upon which the latest audited consolidated annual financial statements of the Group have been based;

(b)	if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest audited consolidated annual financial statements of the Group have been prepared, the unconsolidated turnover of that Subsidiary will be determined from its latest unconsolidated annual financial statements; and

(c)	the turnover of the Group will be determined from the latest audited consolidated financial statements of the Group, adjusted (where appropriate) to reflect the turnover of any company or business subsequently acquired or disposed of.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the Borrower’s consolidated and unconsolidated audited financial statements for its financial year ended 31 December 2003.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 13.1 (Definitions).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	for the Base Currency two TARGET Days before the first day of that period; or

(b)	for any Optional Currency two Business Days before the first day of that period,

unless market practice differs in the European interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the offices of the Agent, Deutsche Bank Luxembourg S.A. and JPMorgan Chase Bank or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.5 (Governing law and enforcement), Clause 18.8 (No default), Clause 18.10 (Financial Statements) to Clause 18.12 (No proceedings pending or threatened).

“Reservations” means the reservation and qualifications as to matters of law as set out in Schedule 9 (Reservation).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made for the purpose of refinancing a maturing Loan.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the rates shall be supplied by the Reference Banks.

“Security” means a mortgage, charge, pledge, lien or other security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means in relation to a person an entity more than fifty per cent. of the share capital and/or voting rights of which are owned directly or indirectly by such person or which is otherwise controlled (as contemplated in Section 17 of the German Stock Corporation Act (Aktiengesetz)) directly or indirectly by such person.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the fifth anniversary of the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments being EUR 1,000,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“U.S. Company” means any member of the Borrower’s Group whose relevant jurisdiction is a state of the United States of America or the District of Columbia.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“VAT” means value added tax (Umsatzsteuer) and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Agent”, the “Mandated Lead Arrangers”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	“promptly” is to be construed as “unverzüglich” (without undue delay) as contemplated for in the first paragraph of section 121 of the German Civil Code (Bürgerliches Gesetzbuch, BGB);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“EUR”, “€” and “Euro” means the single currency of certain member states of the European Union participating in the third stage of the Economic and Monetary Union, “$”, “USD” and “Dollars” denote lawful currency of the United States of America and “£” and “Sterling” denote lawful currency of the United Kingdom.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility for general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by the Borrower are true in all material respects.

(b)	If the Borrower has stated in the Utilisation Request that the requested Utilisation requires an Approval, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if the Agent has been provided with evidence in form and substance satisfactory to the Agent that such Approval has been duly granted and is effective on the date of the Utilisation Request provided that a written confirmation by in-house legal counsel to the Borrower stating that the Approval required for the requested Utilisation has been duly granted and is effective on the date of the Utilisation Request shall satisfy the requirement to provide satisfactory evidence referred to above.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the European interbank market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is Canadian Dollars, Sterling, Swiss Francs, U.S. Dollars or Yen or any other currency approved by the Agent (acting on the instruction of all of the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Borrower for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Borrower by the Specified Time whether or not the Lenders have granted their approval.

4.4	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 16 or more Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)	it states whether the Utilisation requested requires an Approval.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR 20,000,000 and, if more, an integral multiple of EUR 5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, the amount equivalent of a Base Currency Amount as permitted by paragraph (i); and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Borrower shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If a person or group of persons acting in concert should in the future directly or indirectly acquire more than 50 per cent. of the shares which carry the right to vote in the Borrower, the Borrower shall promptly after having become aware of the described change of control notify the Agent thereof.

(b)	Upon such receipt of notification the Majority Lenders shall have the right by giving notice to that effect through the Agent to the Borrower within a period of 15 days following the receipt of such notification of the change of control by the Borrower to require the cancellation of the Available Facility and the repayment of all Loans on the date(s) which is (are) the earlier of (i) the date falling 60 days after such request and (ii) the last day of the then current Interest Period(s), provided that the Borrower may within five days after the receipt of such notification by the Agent request that the Lenders shall enter into good faith negotiations with the Borrower for a period no longer then 30 days from the date of the Borrower’s request with a view to agreeing a basis on which the Facility can be continued. If such agreement is reached between the

Majority Lenders and the Borrower the Facility shall be continued on the agreed basis between such Lenders with cancellation of the Available Facility and the repayment of all Loans advanced under the Facility with regard to those Lenders not wishing to continue on the date(s) which is (are) the earlier of (i) the date falling thirty days after the last day of the described good faith negotiation period and (ii) the last day of the then current Interest Period(s). If no such agreement is reached between the Majority Lenders and the Borrower the Facility shall be cancelled and all Loans advanced under the Facility shall be repaid on the date(s) which is (are) the earlier of (i) the date falling thirty days after the last day of the described good faith negotiation period and (ii) the last day of the then current Interest Periods.

In this Clause 8.2 (Change of Control) “a group of persons acting in concert” is to be construed as “gemeinsam handelnde Personen” as defined in Section 2 paragraph 5 of the German Wertpapiererwerbs- und Übernahmegesetz.

8.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of EUR 20,000,000) of the Available Facility. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

8.4	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of EUR 20,000,000).

8.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or, (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR in relation to any Loan in Euro, or LIBOR in relation to any Loan in any Optional Currency; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest or, insofar as it relates to unpaid interest, lump sum damages, shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably), provided that in case of lump sum damages the Borrower shall be free to prove that no damage has arisen or that damage has not arisen in the asserted amount and the Finance Parties shall be entitled to assert further damages. Any amounts accruing under this Clause 9.3 shall be payable by the Borrower following request by the Agent on the last day of the respective Interest Period selected by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent higher than the rate which would have applied if the overdue amount had not become due.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, the Borrower may select an Interest Period of one, two, three or six months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 45 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR or, if applicable, LIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.07 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which starts on the date of this Agreement and ends on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Utilisation fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed on a day to day basis at a rate of 0.05 per cent. per annum for each day the aggregated Base Currency Amounts of all Loans outstanding on such day equal or exceed 50 per cent. of the Total Commitments as of the date of signing of this Agreement.

(b)	The accrued utilisation fee is payable on the last day of each successive period of three Months and on the Termination Date.

12.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is incorporated or resident or acting out of a Facility Office in Germany or a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means, in respect of a jurisdiction, a Lender entitled under the provisions of a double taxation treaty to receive payments of interest from the Borrower without a Tax Deduction (subject to the completion of any necessary procedural formalities).

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender setting out the reasons for such payment in a reasonably detailed manner. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the relevant tax authorities from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction, had that Lender complied with its obligations under paragraph (g) below.

(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party is able to demonstrate it has (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, setting out such event in reasonable detail, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All considerations expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party under or in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASE/DECREASE IN COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall within three Business Days of a demand by the Agent pay for the account of a Finance Party the amount of any Increased Costs incurred by that

Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of such Increased Costs in reasonable detail.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

14.4	Decrease in Costs

(a)	Subject to paragraph (e) below, each Lender who benefits from a Decrease in Costs as a result of:

(i)	the introduction of or any change in (or the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement shall, promptly after a demand by the Borrower, pay the amount of any such Decrease in Costs that a Lender benefited from since the date falling five Business Days after the date on which a Lender has received the Borrower’s request until the Termination Date provided that a Lender who has notified the Borrower through the Agent that it wishes its Commitment to be immediately cancelled and its participation in the Loans made to the Borrower to be repaid in accordance with paragraph (d) below shall not be obliged to pay any amount of any Decrease in Costs.

(b)	In this Agreement, “Decrease in Costs” means

(i)	an increase in the rate of return from the Facility or on a Lender’s (or its Affiliate’s) overall capital; or

(ii)	a decrease in costs including without limitation any decrease in costs caused by certain costs falling away in whole or in part,

to the extent that such rate of return is, or such costs are, attributable to that Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)	Each Lender shall, as soon as practicable after the demand of the Borrower, provide a notice detailing the amount of its Decrease in Costs.

(d)	Notwithstanding the obligation to pay the amount of any Decrease in Costs, each Lender who has been expressly requested by the Borrower to pay such amount shall be entitled to notify the Borrower through the Agent within five Business Days following the receipt of such payment request that it wishes its Commitment to be immediately cancelled and its participation in the Loans made to the Borrower to be repaid and:

(i)	upon the Agent notifying the Borrower accordingly, the Commitment of that Lender will be immediately cancelled; and

(ii)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of each Interest Period occurring after the Agent has notified the Borrower.

(e)	Clause 8.6 (Restrictions) shall apply to this Clause 14.4 mutatis mutandis. Paragraphs (a) to (d) of Clause 14.4 (Decrease in Costs) shall not apply to the extent any Decrease in Costs is attributable to the operation of any of the provisions of the Finance Documents.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14.1 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the rights and obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees subject to any limitations provided for in the Mandate Letter) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	The Borrower is a stock corporation (Aktiengesellschaft), duly incorporated and validly existing under the laws of Germany.

(b)	The Borrower has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Material Subsidiaries constitutional documents provided that a Utilisation under this Agreement may require an Approval; or

(c)	any agreement or instrument binding upon it or any of its Material Subsidiaries.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents provided that a Utilisation under this Agreement may require an Approval.

18.5	Governing law and enforcement

Subject to the Reservations:

(a)	The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in the Federal Republic of Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.6	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Material Subsidiaries which is reasonably likely to have a Material Adverse Effect.

18.9	No misleading information

(a)	Any factual information provided by the Borrower for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

18.10	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent in accordance with applicable GAAP its financial condition and operations during the relevant financial year.

18.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

18.12	No proceedings pending or threatened

No material litigation, arbitration or administrative proceedings (other than disclosed in the notes to the Original Financial Statements) of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Material Subsidiaries.

18.13	No material adverse change

No material adverse change in the assets, business or financial condition of the Borrower or the Group taken as a whole, which could adversely affect the ability of the Borrower to perform its payment obligations under the Finance Documents has occurred since the date to which the Original Financial Statements relate.

18.14	Repetition

The Repeating Representations are made by the Borrower on the date of each Utilisation Request in the related Utilisation Request and are deemed to be made by the Borrower on the first day of each Interest Period (in each case by reference to the facts and circumstances then existing) provided that the Repeating Representations set out in Clauses 18.3 (b) (Non-conflict with other obligations) and 18.4 (Power and authority) are in each case made in the form set out in the Utilisation Request (provided that where they are deemed to be made by the Borrower on the first day of an Interest Period in the form set out in the Utilisation Request they are deemed to be made by reference to the facts and circumstances existing on the first day of such Interest Period).

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 150 days after the end of each of its financial years:

(i)	its audited unconsolidated annual financial statements for that financial year; and

(ii)	the audited consolidated annual financial statements of the Group for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of the relevant financial quarter of each of its financial years and only to the extent produced its unaudited interim reports published pursuant to section 63 of the Exchange Rules (Börsenordnung) for the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) for the first, the second and the third quarter of each of its financial years.

19.2	Requirements as to financial statements

(a)	Each set of annual financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by two directors of the Borrower as in accordance with applicable GAAP fairly representing its financial condition as at the date which those financial statements were drawn up.

(b)	The Borrower shall subject to Clause 19.2(c) and (d) (Requirements as to financial statements) below procure that each set of financial statements of the Borrower delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower, unless in relation to any set of financial statements, it notifies the Agent that there has been a material change in GAAP, the accounting practices or reference periods in each case referred to in the notes, if any, to such financial statements provided that the Borrower is not obliged to make such notification referred to in this paragraph prior to supplying the financial statements to which such notification related in accordance with Clause 19.1 (Financial statements). Upon such notification the Agent acting reasonably shall be entitled to request the Borrower to deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Borrower’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s Original Financial Statement provided that nothing herein shall be interpreted so as to entitle the Agent to request any information from the Borrower the generation of which is either unduly onerous or impracticable for the Borrower.

(c)	The Borrower may change the accounting principles applied to the consolidated financial statements of the Group from US GAAP to IFRS or any other accounting principles which the Borrower may legally be required to adhere to. The Borrower shall notify the Agent of such change of the accounting principles applied to the consolidated financial statements of the Group when for the first time supplying the consolidated financial statements of the Group prepared on such changed basis in accordance with Clause 19.1 (Financial statements). In the event of any such change to the basis on which the consolidated financial statements of the Group are prepared the Borrower shall upon request of the Agent promptly supply the Agent with sufficient information in form and substance as may be reasonably required by the Agent, prepared on the same basis as the Original Financial Statements to enable the Lenders to make a proper comparison between the financial position shown by any set of financial statements prepared on such changed basis and that under the Original Financial Statements, provided that nothing herein shall be interpreted so as to entitle the Agent to request any information from the Borrower the generation of which is either unduly onerous or impracticable for the Borrower and further provided that the Agent may only request such information with regard to the set of financial statements supplied pursuant to Clause 19.1(a)(ii) or 19.1(b) (Financial statements) as the case may be to which the notification referred to above relates and in addition

(i)	if such notification is in relation to a set of financial statements supplied pursuant to Clause 19.1(a)(ii) (Financial statements) the next set of financial statements supplied pursuant to Clause 19.1(b) (Financial statements); or

(ii)	if such notification is in relation to a set of financial statements supplied pursuant to Clause 19.1(b) (Financial statements) the next set of financial statements supplied pursuant to Clause 19.1(a)(ii) (Financial statements).

(d)	Nothing herein shall be interpreted so as to limit the right of the Borrower to prepare consolidated financial statements of the Group applying US GAAP accounting principles and parallel consolidated financial statements of the Group applying IFRS accounting principles or any other accounting principles which the Borrower may legally be required to adhere to, as the case may be, provided that the Borrower shall not be obliged to notify the Agent of such parallel accounting. Upon the occurrence of a change as contemplated in Clause 19.2(c) (Requirements as to financial statements) the Lenders acting through the Agent however may not request the information referred to in Clause 19.2(c) (Requirements as to financial statements) if and to the extent the Borrower has provided a set of financial statements prepared on the basis of the accounting principles applied in parallel with each set of financial statements supplied pursuant to Clause 19.1(a)(ii) and 19.1(b) (Financial statements) immediately prior to such change.

19.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched in paper form by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which if adversely determined are reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such other appropriate information regarding the financial condition, business and operations of the Group as the Agent or any Finance Party (through the Agent) may reasonably request in accordance with generally established customary banking practice and/or regulatory requirements. However, no information shall be requested with reference to generally established customary banking practice if this information does not fall into the type and scope of information required to be publicly disclosed under the current Exchange Rules (Börsenordnung) for the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) published by Deutsche Börse AG regarding issuers whose shares are admitted for trading in the official market (Amtlicher Markt) of the Frankfurt Stock Exchange and are quoted in the related “Prime Standard” segment, taking into account any disclosure exemptions agreed between the Borrower and Deutsche Börse AG.

19.4	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5	Use of Websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

19.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lenders) or any Lender (for itself or in the event described in paragraph (iii) above, on behalf of any prospective new Lenders) in order for the Agent, such Lender or, in the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

20.3	Negative pledge

(a)	The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets to secure Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Security listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any Security arising by operation of law (or by an agreement having the same effect) in the ordinary course of business;

(iii)	any Security arising under general business conditions in the ordinary course of business, including without limitation of any bank with whom the Borrower or a Material Subsidiary maintains a banking relationship;

(iv)	any Security over assets acquired if the Security is not created in contemplation of the acquisition of that asset by the Borrower or the relevant Material Subsidiary and the principal amount secured has not been increased in contemplation of or since such acquisition and the Security is removed or discharged within 12 months of the date of the effective acquisition of such asset;

(v)	any Security over an asset of any member of the Group (other than the Borrower) which becomes a Material Subsidiary after the date of this Agreement (whether an existing member of the Group or any other entity which is acquired by a member of the Group after the date of this Agreement and upon such acquisition qualifies as Material Subsidiary) where such Security is created prior to the date on which it can be determined that the respective member of the Group has become a Material Subsidiary (such determination to be made as contemplated in the definition of “Material Subsidiary”) or where the Material Subsidiary is an entity acquired after the date of this Agreement and upon such acquisition qualifies as a Material Subsidiary, such Security is created prior to and not in contemplation of such acquisition;

(vi)	any Security arising in connection with conditional sale and retention of title agreements;

(vii)	any Security arising pursuant to or in connection with:

(1)	finance leases;

(2)	securities lending transactions (including without limitation repurchase transactions);

(3)	the sale, transfer or other disposal of receivables on recourse terms;

(4)	cash management arrangements;

(5)	netting or set-off arrangements; or

(6)	framework / master agreements relating to derivatives

transactions;

(viii)	any Security over any asset held in Clearstream or Euroclear or any other securities depository or any clearing house in favour of any such securities depository or clearing house;

(ix)	any Security granted to another member of the Group;

(x)	any Security created or subsisting with the prior written consent of the Majority Lenders;

(xi)	any Security created or subsisting to secure any obligations incurred in order to comply with the requirements of Section 8a of the German Altersteilzeitgesetz (if and to the extent the obligations so secured constitute Financial Indebtedness); and

(xii)	any Security for Financial Indebtedness the amount of which (when aggregated with the amount of any other Financial Indebtedness which has the benefit of Security not permitted under the preceding exceptions) does not exceed Euro 250,000,000 (following conversion into Euro, if necessary) at any time.

20.4	Disposals

(a)	The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or a substantial part of their respective assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	made on arm’s length terms;

(iii)	made in exchange for other assets comparable or superior as to type, value and quality;

(iv)	made by one member of the Group to another member of the Group; or

(v)	required by law or any governmental authority or agency.

20.5	Merger

The Borrower shall not enter into any merger (Verschmelzung), unless the entity surviving the merger, in case it is the Borrower, retains, or in case it is the entity the Borrower is merged with, assumes all the obligations of the Borrower under the Finance Documents by operation of law or otherwise and the creditworthiness of such surviving entity is equal to or better than the creditworthiness of the Borrower immediately prior to the merger.

20.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

20.7	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where failure to do so could have a Material Adverse Effect.

20.8	Pari passu ranking

The Borrower shall procure that the claims of the Finance Parties against the Borrower under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default. Without prejudice to the provisions of this Agreement, Section 490(1) of the German Civil Code (Bürgerliches Gesetzbuch, BGB) shall not apply.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

21.2	Other obligations

(a)	The Borrower does not comply with any other obligation of the Finance Documents.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 14 Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.4	Cross default

(a)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than EUR 20 million (or its equivalent in any other currency or currencies).

21.5	Insolvency

(a)	The Borrower or any of its Material Subsidiaries is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Borrower or any of its German Material Subsidiaries is over- indebted within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung) or unable to pay its debt within the meaning of Section 17 of the German Insolvency Code.

(c)	Any Material Subsidiary being a U.S. Company:

(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	makes a general assignment for the benefit of its creditors;

(iii)	commences a voluntary case under Chapter 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself.

21.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the opening of insolvency proceedings (including the taking of preliminary measures of a German insolvency court under Section 21 of the German Insolvency Code), the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or a Material Subsidiary (other than a U.S. Company) other than a liquidation or reorganisation, in each case on a solvent basis, of a Material Subsidiary;

(b)	a general composition, assignment or arrangement with any creditor of the Borrower or a Material Subsidiary (other than a U.S. Company);

(c)	the appointment of an insolvency administrator, a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or a Material Subsidiary (other than a U.S. Company) or any of its assets; or

(d)	in respect of any Material Subsidiary which is a U.S. Company, a proceeding or case commenced, without the application or consent of such U.S. Company, in any court of competent jurisdiction, seeking:

(i)	its reorganization, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the U.S. Company or of all or any substantial part of its property; or

(iii)	similar relief in respect of the U.S. Company under any law relating to the bankruptcy insolvency, reorganization, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i) to (iii) above continues undismissed, or an order, judgment or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of 60 or more days, or an order for relief against the U.S. Company shall be entered in an involuntary case under 11 U.S.C. §101 et seq. of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended, or any analogous procedure or step is taken in any jurisdiction.

21.7	Cessation of Business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

21.8	Invalidity/Repudiation

Any Finance Document becomes invalid or ineffective or the Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.9	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders provided that such Loans (or part thereof) shall cease to be payable on demand if no Event of Default is continuing whereupon such Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement.

SECTION 8
CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may assign any of its rights or transfer any of its rights and/or obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of assignment or transfer

(a)	The prior written consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 1,750.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower or any Material Subsidiary;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) an assignment or transfer (Vertragsübernahme) is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign or transfer its rights and/or obligations under the

Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	Each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

23.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

24.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

24.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	The Agent shall be released from the restriction set out in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch, BGB).

24.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Agent nor any of the Mandated Lead Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance

Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

24.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Frankfurt, London or Luxembourg as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

Unless expressly provided for otherwise in this Agreement no provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 26.2 (Redistribution of payments), each Finance Party will assign to the Recovering Finance Party the claim to which the Sharing Payment is allocated and the Borrower shall be liable to the Recovering Finance Party in an amount equal to the Sharing Payment.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the Recovering Finance Party shall re-assign to the relevant Finance Party any claim assigned to it by that Finance Party pursuant to clause 26.3 (Recovering Finance Party’s rights).

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre of any member state of the European Union participating in the third stage of the Economic and Monetary Union or London) with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower), Clause 27.4 (Clawback) and Clause 24.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of certain member states or London).

27.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower; regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or the Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents (other than the documents referred to in paragraphs (1) and (2) of Schedule 2 (Conditions Precedent)) provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. The invalid or unenforceable provision shall be deemed replaced by such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, legal or unenforceable provision.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers.

34.	MISCELLANEOUS

34.1	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.2	Borrowing for own benefit

The Borrower hereby confirms that it is the beneficiary within the meaning of Section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) for each part of the Facility made available to it.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW

This Agreement is governed by the laws of the Federal Republic of Germany.

36.	JURISDICTION

The district court (Landgericht) of Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

SCHEDULE 1
The Original Lenders

Name of Original Lender	Commitment
(EUR)
ABN Amro Bank N.V., Niederlassung Deutschland	62,500,000.00
Deutsche Bank Luxembourg S.A.	62,500,000.00
BNP Paribas Niederlassung Frankfurt am Main	62,500,000.00
JPMorgan Chase Bank	62,500,000.00
Barclays Bank PLC	48,500,000.00
HVB Banque Luxembourg Société Anonyme	48,500,000.00
Banco Bilbao Vizcaya Argentaria S.A.	48,500,000.00
Citigroup Global Markets Deutschland AG & Co. KGaA	48,500,000.00
Commerzbank Aktiengesellschaft	48,500,000.00
Dresdner Bank AG Niederlassung Luxemburg	48,500,000.00
Landesbank Hessen-Thüringen Girozentrale	48,500,000.00
ING Bank N.V.	48,500,000.00
Landesbank Baden-Württemberg, Singapore Branch	48,500,000.00
Société Générale SA	48,500,000.00
Sumitomo Mitsui Banking Corporation	48,500,000.00
The Royal Bank of Scotland plc, Niederlassung Frankfurt	48,500,000.00
Banque Générale Du Luxembourg S.A.	24,000,000.00
Credit Suisse First Boston International	24,000,000.00
Deutsche Postbank AG Luxembourg Branch	24,000,000.00
HSBC Trinkaus & Burkhardt KGaA	24,000,000.00
Morgan Stanley Bank International Limited	24,000,000.00
Nordea Bank Danmark A/S	24,000,000.00
UBS Limited	24,000,000.00
TOTAL	EUR 1,000,000,000.00

SCHEDULE 2
CONDITIONS PRECEDENT

Documentary Conditions precedent to initial Utilisation

(1)	copy of the articles of association (Satzung) of the Borrower;

(2)	recent and up-to-date certified copy of an excerpt from the competent commercial register relating to the Borrower;

(3)	specimen of the signatures of each person authorised to execute the Finance Documents;

(4)	legal opinion from Clifford Chance, legal advisors to the Mandated Lead Arrangers and the Lenders;

(5)	evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date;

(6)	a certificate of an authorised signatory of the Borrower certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as of a date no earlier than the date of this Agreement.

(7)	the Original Financial Statements of the Borrower.

SCHEDULE 3
Requests

Utilisation Request

From:	SAP Aktiengesellschaft, Systeme, Anwendungen, Produkte in der Datenver-arbeitung

To:	[Agent]

Dated: Dear Sirs

SAP Aktiengesellschaft, Systeme, Anwendungen, Produkte in der
Datenverarbeitung — [•] Credit Facility Agreement

dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date: [•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan: [•]

Amount: [•] or, if less, the Available Facility

Interest Period: [•]

3.	We confirm that (i) each condition specified in Clause 4.2 (a) (i) (Further conditions precedent) is satisfied on the date of this Utilisation Request and (ii) the Repeating Representations are true in all material respects on the date of this Utilisation Request provided that the Utilisation requested hereunder [does not require an Approval]/[requires an Approval which has been duly obtained and is in full force and effect][1] and accordingly with regard to the Utilisation requested hereunder only, the Repeating Representations set out in Clauses 18.3(b)

[1]	Delete as appropriate. If the requested Utilisation is subject to an Approval the Agent needs to be provided with the evidence referred to in Clause 4.2 (b) (Further conditions precedent) of the Agreement together with such Utilisation Request.

(Non-conflict with other obligations) and 18.4 (Power and authority) are made without the proviso contained in each of them.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

SAP Aktiengesellschaft, Systeme, Anwendungen, Produkte in der Datenverarbeitung

SCHEDULE 4
Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), or (b) the requirements of the European Central Bank or any relevant regulatory authority in the United States of America.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a certain member state will be the percentage notified by that Lender to the Agent.

This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B - D) + E x 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

(A)	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(B)	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

(C)	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

(E)	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A. 1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

SAP Aktiengesellschaft, Systeme, Anwendungen, Produkte in der
Datenverarbeitung — [•] Credit Facility Agreement

dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by way of assumption (Vertragsübernahme) all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by German law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

SCHEDULE 6
Existing Security

Name of Borrower or Material Subsidiary	Security	Total Principal Amount of Financial Indebtedness Secured

None

SCHEDULE 7
CONFIDENTIALITY UNDERTAKING

[Letterhead of Lender]

To:	[insert name of potential transferee]

Re:	The Agreement (Syndicated Multicurrency Revolving Credit Facility Agreement)

Borrower:	SAP Aktiengesellschaft, Systeme, Anwendungen, Produkte in der Datenverarbeitung

Date:	[28 October 2004]

Amount:	[€1,000,000,000]

Agent:	[ABNAMRO Bank N. V. London Branch]

Dear Sirs

We understand that you are considering participating in the Agreement. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to keep confidential and not to disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility (c) to use the Confidential Information only for the Permitted Purpose, (d) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

(c)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group.

Further, notwithstanding any of the provisions of this letter, we agree that you may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transaction and any materials of any kind (including opinions or other tax analysis) that are provided to you relating thereto other than any information the disclosure of which would breach applicable securities laws.

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2 (c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) and (c) above.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in any of the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us with the prior written consent of SAP Aktiengesellschaft.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of SAP Aktiengesellschaft and each other member of the Group — in the form of a third party agreement (echter Vertrag zugunsten Dritter, Section 328 of the German Civil Code (Bürgerliches Gesetzbuch)).

10.	Third Party Rights Subject to sections 6 and 9 above, the terms of this letter may be enforced and relied upon only by you or us. Notwithstanding any provision of this letter, the parties to this letter require the consent of the Borrower but not of any other Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and the parties submit to the non-exclusive jurisdiction of the district courts (Landgericht) of Frankfurt am Main.

12.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and the Facilities including, without limitation, the related information memorandum provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its affiliated entities as contemplated in section 15 of the German Stock Corporation Act (Aktiengesetz);

“Participant Group” means you and each of your affiliated entities as contemplated in Section 15 of the German Stock Corporation Act (Aktiengesetz);

“Permitted Purpose” means exclusively considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Lender]

To: 1.	[Lender]

2.	SAP Aktiengesellschaft, Systeme, Anwendungen, Produkte in der Datenverarbeitung

We acknowledge and agree to the above:

For and on behalf of

[potential transferee]

SCHEDULE 8
Timetables

	Loans in euro	Loans in other
currencies
Approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))		U-5
Agent notifies the Borrower if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 11.00am	U-4 11.00am
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 2.00pm	U-3 2.00pm
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-3 3.00pm
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)		U-2 9.00am
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)		U-2 11.00am
Agent determines amount of the Loan in Optional Currency	U-3 2.00pm	U-3 2.00pm

EURIBOR or LIBOR is fixed	Quotation Day as of 11:00a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m. London time in respect of LIBOR

“U” = date of utilisation

“U – X” = X Business Days prior to date of utilisation

SCHEDULE 9
Reservations

1.	The obligations expressed to be assumed under the Finance Documents are subject to the limitations arising from the laws relating to bankruptcy, insolvency and all other laws affecting the rights of creditors generally.

2.	Any enforcement of the Finance Documents will be subject to generally applicable laws as applied by the courts or other competent authority of Germany.

3.	General German law requirements of fair dealing (Treu und Glauben) and public policy may lead to the application of general principles of German law being upheld in German courts or may render contracts or commitments void, voidable, not enforceable in accordance with their terms, or unenforceable.

4.	As regards payments made by a German resident to a non-resident, a notification has to be made to Deutsche Bundesbank for statistical purposes pursuant to Section 59 et seq. German Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung). The notification has to be filed by the relevant payor. Any omission of such notification may trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation, but will neither affect the validity or enforceability of the Facility Agreement nor otherwise cause disadvantageous legal consequences for non-resident legal entities or individuals receiving such payment.

5.	Pursuant to Section 489 of the German Civil Code (Bürgerliches Gesetzbuch) the Borrower may repay a loan facility with a variable interest rate at any time with three months’ notice and may repay any loan facility with a fixed interest rate at the end of each period for which the interest is fixed, in each case without having to pay prepayment or breakage costs.

6.	If, at the time any Loan is made or when the Loans are not accelerated when permitted under the Facility Agreement, the Borrower is in a crisis, then it may be considered (in particular on the basis of Section 30 subs. of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung applied mutatis mutandis and case law) that in the event that the Finance Parties (or any of them) are under a financing responsibility (Finanzierungsverantwortung) for the Borrower or are a person closely related (nahestehende Person) to a person subject to such financing responsibility for the Borrower or a company affiliated to any of them (verbundenes Unternehmen), all claims of such Finance Party against the Borrower are subordinated in the insolvency of the Borrower and the Finance Parties can, therefore, not demand repayment of such claims as ordinary creditors. The extent and scope of controlling rights required for such treatment is uncertain provided however that the German Federal Supreme Court (Bundesgerichtshof) has held that with regard to a stock corporation (Aktiengesellschaft) such treatment in principle requires a shareholding of the relevant person in the registered share capital of the stock corporation of at least 25%.

7.	If and to the extent that a claim of a Finance Party against the Borrower is subordinated pursuant to the criteria set out in 6. above, such Finance Party is not entitled to receive and will be obliged to repay any payments on its subordinated claim. The aforesaid rules would also apply to any payment received by the Finance Party prior to the insolvency of the Borrower.

8.	Where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

9.	Any provision in the Finance Documents providing that certain certifications or determinations will be conclusive, binding and authoritative will not necessarily prevent judicial enquiry into the merits of any claim by any aggrieved party.

10.	Any provision in the Finance Documents stating that a notice or other expression of an intention or instruction or power of attorney is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation.

11.	Where under the provisions of the Finance Documents any party is vested with a discretion or may determine a matter in its opinion, the laws of Germany may require that such a discretion is exercised reasonably or that such opinion is based on reasonable grounds.

12.	If a German court considers it impossible or unduly burdensome for an obligation to be performed the debtor is discharged from performing such obligation; the debtor may however be held liable for damages.

13.	Within the scope of Section 354a of the German Commercial Code, an assignment of monetary claims which are governed by German law would be valid even where the Facility Agreement states that a claim shall not be assignable.

14.	Any prohibition of set-off contained in the Facility Agreement may not be upheld to the extent that the relevant obligor’s counterclaim has been upheld in a final judgement or is undisputed.

15.	There is no final precedent in Germany for holding telefax or electronic communications legal, valid and binding in all circumstances; however, where there are no particular legal requirements as to the form, the German Federal Supreme Court has held that any telefax communication actually received by the addressee will be deemed validly given.

16.	If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation may be unenforceable in Germany by reason of Section 2 (b) of Article VIII of the International Monetary Fund Agreement.

SIGNATURES

THE BORROWER
SAP AKTIENGESELLSCHAFT
SYSTEME, ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG

By:    /s/  W. Brandt    /s/  M. Junge

Address: Neurottstrasse 16, 69190 Walldorf, Germany

Fax: +49 6227 7 44778

Attention: Joerg Wiemer

THE MANDATED LEAD ARRANGERS
ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

By:    /s/  C. Koch

Address: Theodor-Heuss-Allee 80, 60486 Frankfurt am Main, Germany

Fax: +49 69 2690 2109

Attention: Andreas Heymann

BNP PARIBAS

By:    /s/  C. Koch

DEUTSCHE BANK AG

By:    /s/  H. Drachenberg    /s/  K. H. Herweck

Address: Taunusanlage 12, 60325 Frankfurt am Main, Germany

Fax: +49 69 910 38793

Attention: GCF Loan Capital Markets

J.P. MORGAN PLC

By:    /s/  C. Koch

Address: 125 London Wall, London EC2Y 5AJ, United Kingdom

Fax: +44 (0) 20 7777 1493

Attention: Pearl Zhang

THE AGENT
ABN AMRO BANK N.V. LONDON BRANCH

By:    /s/  M. M. Collier    /s/  S. G. Beedleston

Address: 250 Bishopsgate, London EC2M 4AA, United Kingdom

Fax: +44 (0) 20 7678 6021

Attention: Stuart Hutton / Vikki Mayell (for administrative matters)

Fax: +44 (0) 20 7678 6021

Attention: Joyce Weekes (for credit matters)

THE ORIGINAL LENDERS
BNP PARIBAS NIEDERLASSUNG FRANKFURT AM MAIN

By:    /s/  C. Koch

Address: Mainzer Landstrasse 16, 60325 Frankfurt am Main, Germany

Fax: +49 69 7193 6050

Attention: Wolfgang Schroeter

DEUTSCHE BANK LUXEMBOURG S. A.

By:    /s/  A. Schneider    /s/  I. Palzer

Address: 2, boulevard Konrad Adenauer, Luxembourg

Fax: +352 42122 287

Attention: International Loans & Agency Services

JPMORGAN CHASE BANK

By:    /s/  C. Koch

Address: 125 London Wall, London EC2Y 5AJ, United Kingdom

Fax: +44 (0) 20 7777 1493

Attention: Pearl Zhang

BARCLAYS BANK PLC

By:    /s/  C. Baylis

Address: 5 The North Colonnade, Canary Wharf, London EC14 4BB, United Kingdom

Fax: +44 (0) 20 7773 1840

Attention: Cliff Baylis

HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME

By:    /s/  C. Koch

Address: 4, rue Alphonse Weicker, L-2721 Luxembourg

Fax: +352 4272 4510

Attention: Harald Hoffmann

BANCO BILBAO VIZCAYA ARGENT ARIA S.A.

By:    /s/  C. Koch

Address: 108 Cannon Street, London EC4N 6EU, United Kingdom

Fax: +44 (0) 20 7626 8410

Attention: Janusz Piotrowicz

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG & CO. KGAA

By:    /s/  C. Koch

Address: Ludwigstrasse 19, 80539 Munich, Germany

Fax: +49 89 29005 133

Attention: Stefan Hafke

COMMERZBANK AKTIENGESELLSCHAFT

By:    /s/  C. Koch

Address: Grosskundencenter Mitte, Kaiserstrasse 30, 60311 Frankfurt am Main, Germany

Fax: +49 69 136 42548

Attention: Klaus Mader

DRESDNER BANK AG NIEDERLASSUNG LUXEMBURG

By:    /s/  C. Koch

Address: 26, rue du Marché-aux-Herbes, L-2097 Luxembourg

Fax: +352 4760 824

Attention: Christian Kogge

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

By:    /s/  C. Koch

Address: Neue Mainzer Strasse 52-58, 60311 Frankfurt am Main, Germany

Fax: +49 69 9132 4866

Attention: Hartmut Schröter

ING BANK N.V.

By:    /s/  C. Koch

Address: Bijlmerplein 888, 1102 MG, Amsterdam, The Netherlands

Fax: +3120563 4120/6522 032

Attention: Michael Driessen

LANDESBANK BADEN-WÜRTTEMBERG, SINGAPORE BRANCH

By:    /s/  C. Koch

Address: 25 International Business Park, #01-72 German Centre, Singapore 609916

Fax: +65 6562 9249

Attention: Hartmut Dongus

SOCIETE GENERALE SA

By:    /s/  C. Koch

Address: Tour Société Générale 17, cours Valmy, 92088 Paris, La Defense, France

Fax: +33 142 140 945

Attention: Manfred Beck

SUMITOMO MITSUI BANKING CORPORATION

By:    /s/  C. Koch

Address: Prinzenallee 7, 40549 Düsseldorf, Germany

Fax: +49 211 3619 136

Attention: Michael Oellers

THE ROYAL BANK OF SCOTLAND PLC, NIEDERLASSUNG FRANKFURT

By:    /s/  C. Koch

Address: Junghofstrasse 22, 60311 Frankfurt am Main, Germany

Fax: +49 69 17006-335

Attention: Steffen Döringer

BANQUE GENERALE DU LUXEMBOURG S.A.

By:    /s/  C. Koch

Address: 50 avenue J.F. Kennedy, L-2951 Luxembourg

Fax: +352 4242 3121

Attention: Véronique Wagener

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:    /s/  C. Koch

Address: One Cabot Square, London E14 4QJ, United Kingdom

Fax: +44 (0) 20 7888 4155

Attention: Siobhan McGrady

DEUTSCHE POSTBANK AG LUXEMBOURG BRANCH

By:    /s/  C. Koch

Address: PB Finance Center, 18-20, Parc d’Activité Syrdall, L-5365 Luxembourg-Munsbach

Fax: +352 349532 666

Attention: Thomas Pfleger

HSBC TRINKAUS & BURKHARDT KGAA

By:    /s/  C. Koch

Address: Königsallee 21/23, 40212 Düsseldorf, Germany

Fax: +49 211 910-2386

Attention: Cedric de Villiers

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:    /s/  C. Koch

Address: 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom

Fax: +44 (0) 20 7425 7991

Attention: Lindsay Kennedy

NORDEA BANK DANMARK A/S

By:    /s/  C. Koch

Address: Corporate Banking Department, Strandgade 3, P.O. Box 850, DK-0900 Copenhagen C., Denmark

Fax: +45 3333 4977

Attention: Stig Østrup-Møller

UBS LIMITED

By:    /s/  C. Koch

Address: 1 Finsbury Avenue, London EC2M 2PP, United Kingdom

Fax: +44 (0) 20 7568 4664

Attention: Sharon Canham

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

By:    /s/  C. Koch

Address: Theodor-Heuss-Allee 80, 60486 Frankfurt am Main, Germany

Fax: +49 69 2690 2109

Attention: Andreas Heymann